Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (together with Exhibit A, the “Agreement”) made as of April 11, 2024 (the “Effective Date”), is between Erin Colgan, having an address at [***] (“Consultant”) and Sensei Biotherapeutics, Inc., having an address at 1405 Research Blvd, Suite 125, Rockville, MD 20850 (“Client”). Client desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide Consulting Services (defined below) to Client, all as provided in this Agreement.

1.
Consulting Services. Client retains Consultant and Consultant agrees to provide consulting services to Client as it may from time to time reasonably request and as further specified in Exhibit A (“Business Terms Exhibit”) attached hereto (the “Consulting Services”). Any changes to the Consulting Services and/or any compensation adjustments in respect of the Consulting Services must be agreed upon in writing between Consultant and Client.
1.1
Performance. Consultant will render the Consulting Services (a) at such reasonably convenient times and places as Client and Consultant may agree, (b) under the general supervision of Client and (c) on a best efforts basis. In performing the Consulting Services, Consultant will comply with all business conduct, regulatory and health and safety guidelines or regulations established by Client or any governmental authority with respect to the business of Client.

1.2
Obligations to Third Parties. Consultant will not use or disclose any confidential information of any other third party in connection with any of the Consulting Services. Further, Consultant represents and warrants that the performance of the Consulting Services does not and will not breach any agreement which obligates Consultant to keep in confidence any confidential information of any third party or to refrain from competing with the business of any third party.

1.3
No Conflicts. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the Term of this Agreement, Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party. Consultant represents and warrants to Client that the Developments (as defined in Section 3.1) do not violate the intellectual property rights of any third party.
1.4
Absence of Debarment. Consultant represents that Consultant has not been suspended, debarred or subject to temporary denial of approval, and to the best of Consultant’s knowledge, is not under consideration to be suspended, debarred or subject to temporary denial of approval, by the Food and Drug Administration from working in or providing services, directly or indirectly, to any applicant for approval of a drug product or any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.
2.
Compensation.
2.1.
Consulting Services. In consideration of the Consulting Services rendered by Consultant to

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Exhibit 10.2

Client, Client agrees to pay Consultant for time actually spent providing the Consulting Services as set forth in the Business Terms Exhibit. The amounts paid to Consultant will be consistent with industry norms and will reasonably compensate Consultant for time and effort expended on the Client’s behalf. For the avoidance of doubt, the payment provided hereunder to Consultant does not take into account the volume or value of any referrals or business that otherwise may be generated between the parties. Similarly, it imposes no obligation, express or implied, to purchase, order, or lease any Client product, or to arrange for or recommend the purchase, order, or lease of any Client product. Consultant shall maintain records of time spent providing the Consulting Services and submit to Client, via e-mail to apayable@senseibio.com, an invoice of the time so recorded for the preceding month. Such invoices shall specify the times Consulting Services were provided and the work performed during that period and will be payable in U.S. Dollars. All undisputed payments will be made by Client within forty-five (45) days from Client’s receipt of Consultant’s invoice.

2.2.
Travel Expenses. For travel on behalf of Client, Client will reimburse Consultant for reasonable and necessary travel expenses, including lodging and meal expenses, in accordance with Client’s travel policy. Client assumes no obligation to reimburse for travel expenses that are unreasonable or unrelated to Client business. All air and train travel is expected be “economy” class unless prior approval is authorized in advance. Client expects Consultant to use at least the same level of care and discretion in spending while on authorized travel as Consultant would use with respect to Consultant’s own expenses, and every effort should be made to minimize expenses chargeable to Client. All business-related expenses should be documented from actual receipts or copies thereof to support the expense incurred. Consultant shall record such expenses on the invoice described in Section 2.1, and, absent a good faith dispute, Client shall provide payment to Consultant for such expenses within forty-five (45) days following receipt of such invoices.
2.3.
Equity Awards.

2.3.1.
The parties understand and agree that Consultant’s performance of Consulting Services hereunder during the Term (i) does not constitute uninterrupted Continuous Service (as defined in Client’s 2021 Equity Incentive Plan) by Consultant to Client and (ii) does not deem Consultant an Eligible Person (as defined in Client’s 2018 Equity Incentive Plan), in each case for purposes of any Client equity awards (including but not limited to stock options and restricted stock units) held by Consultant as of the Effective Date. As a result, all Client equity awards held by Consultant shall have ceased vesting as of Consultant’s last day of employment with Client.
2.3.2.
Unless this Agreement is terminated by Consultant prior to the expiration of the Term or by Client pursuant to Section 5.3, then the exercise period for all Client stock options held by Consultant as of the Effective Date shall be extended until the latter of (i) October 7, 2024 or (ii) until such time as provided for in the applicable equity plan and Consultant’s option award agreement. The amendment of the exercise period set forth in this paragraph may impact the treatment of stock options deemed to be incentive stock options taxable in accordance with Section 422 of the Internal Revenue Code of 1986, as amended (i.e., such options may be converted into non-qualified stock options, taxable upon exercise). Consultant and Client acknowledge and agree that Client does not guarantee or make any representations regarding the tax consequences of this provision or the tax treatment of any stock options.

3.
Proprietary Rights.

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Exhibit 10.2

3.1.
Developments. “Developments” means ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, processes, methodologies, materials, products, formulations, data, documentation, reports, algorithms, notation systems, computer programs, works of authorship, databases, devices, equipment and any other creations (whether or not patentable or subject to copyright or trade secret protection) that are developed or conceived or reduced to practice by Consultant, either alone or jointly with others, and that result from or relate to the performance of the Consulting Services.

3.2.
Ownership. All Developments will be the exclusive property of Client. Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby assigns to Client, without further compensation, all right, title and interest in and to all Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world. During and after the Term, Consultant will cooperate fully in obtaining patent and other proprietary protection for the Developments, all in the name of Client and at Client’s cost and expense, and, without limitation, will execute and deliver all requested applications, assignments and other documents, and take such other measures as Client may reasonably request, in order to perfect and enforce Client’s rights in the Developments. Consultant appoints Client its attorney to execute and deliver any such documents on Consultant’s behalf in the event Consultant fails to do so. Consultant acknowledges that all copyrightable materials developed or produced by Consultant during the performance of the Consulting Services constitute “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101).
3.3.
Records and Reporting. Consultant shall make and maintain adequate and current written records of all Developments. Such records shall be furnished to Client as and when requested by Client and will be the exclusive property of Client. Consultant will promptly disclose all Developments to Client.

3.4.
Work at Third Party Facilities. Consultant will not make any use of any funds, personnel, equipment, facilities or other resources of any third party in performing the Consulting Services nor to take any other action that would result in a third party owning or having a right in any Developments.

4.
Confidential Information and Materials.

4.1
Definitions. “Confidential Information” means any and all non-public information of Client, including that of third parties that Client has an obligation to maintain as confidential and that developed by Consultant in the performance of the Consulting Services, pertaining to Client’s technologies, products, intellectual property, finances, operations and/or business, and whether or not labeled as being confidential information of Client. “Materials” means any biological, chemical or similar materials of Client which are furnished by Client to Consultant in order to perform the Consulting Services. If the provision of Materials is contemplated under this Agreement, the Materials to be provided are so identified in the Business Terms Exhibit.

4.2
Obligations of Confidentiality. During the Term of this Agreement and thereafter, Consultant will not directly or indirectly (a) publish, disseminate or otherwise disclose, (b) use for Consultant’s own benefit or for the benefit of a third party or (c) deliver or make available to any third party, any Confidential Information or Materials, other than in furtherance of the purposes of this Agreement and only then with the prior written consent

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Exhibit 10.2

of Client. Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and Materials and will not remove any Confidential Information or Materials from Client’s premises, other than in furtherance of the purposes of this Agreement and then only with Client’s prior written consent.

4.3
Exceptions. Consultant will have no obligations of confidentiality and non-use with respect to any portion of the Confidential Information which:
(a)
is or later becomes generally available to the public by use, publication or the like, through no breach of this Agreement by, or act or omission of, Consultant;
(b)
is obtained from a third party who had no obligation of confidentiality and the legal right to disclose the same to Consultant; or
(c)
Consultant already possesses, as evidenced by its written records that predate the receipt thereof from Client.

In the event that Consultant is required (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Consultant will give Client prompt notice thereof so that Client may seek an appropriate protective order. Consultant will reasonably cooperate with Client in its efforts to seek such a protective order.

Consultant acknowledges receipt of the following notice under 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

4.4
Material Non-Public Information. Consultant acknowledges that certain of the foregoing types of Confidential Information disclosed to Consultant, or of which Consultant otherwise becomes aware of, during the term of this Agreement may be or be deemed to be “material non-public information” (“MNPI”) within the meaning of the federal or state securities laws. MNPI will only be disclosed to Consultant on a need to know basis and for the specific purpose of providing the Consulting Services, and Consultant shall use such MNPI only for such specific purpose. Consultant agrees to abide by all securities and related laws, rules and regulations in connection with providing the Consulting Services including, without limitation, those laws, rules and regulations relating to the receipt, handling and use of MNPI. Consultant agrees that it will not buy or sell common stock or other securities (including, but not limited to, derivatives and options) of Client on the basis of MNPI regarding Client or otherwise.
4.5
Remedies. It is understood and agreed that Client will be irreparably injured by a breach of this Section 4; that money damages will not be an adequate remedy for any such breach; and that Client will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be Client’s exclusive remedy for any breach of this Section 4.

5.
Term and Termination.

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Exhibit 10.2

5.1.
Term. This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms Exhibit (the “Term”), unless sooner terminated pursuant to the express terms of this Section 5 or extended by mutual written agreement of the parties.

5.2.
Termination by Either Party. Client may terminate this Agreement at any time without cause upon not less than five (5) days prior written notice to Consultant. Consultant may terminate this Agreement at any time without cause upon not less than five (5) days prior written notice to Client.
5.3.
Termination for Breach. Either party may immediately terminate this Agreement at any time upon written notice in the event of a breach of this Agreement which cannot be cured (e.g., a breach of Section 4) or in the event either party is accused of a crime or unethical conduct.

5.4.
Effect of Expiration/Termination. Upon any expiration or termination of this Agreement, for any reason, neither Consultant nor Client will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner and as otherwise requested by Client, (b) Client will pay Consultant any monies due and owing Consultant for Consulting Services actually performed up to the time of expiration or termination of this Agreement, including any orderly completion of the Consulting Services requested by Client, (c) Consultant will immediately return to Client all Confidential Information provided to Consultant under this Agreement except for one (1) copy which Consultant may retain solely for legal archival purposes, (d) Consultant will immediately return to Client all unused Materials provided to Consultant under this Agreement, (e) Consultant will immediately deliver to Client all Developments and records of Developments, and (f) the terms and conditions of Sections 1.3, 1.4, 3, 4, 5.4, 6 and 7 will survive expiration or termination of this Agreement.
6.
Indemnification. Consultant will indemnify and hold Client harmless from and against any claim, loss, damage, cost or expense including, without limitation, reasonable attorneys’ fees, arising from or relating to any breach of this Agreement including, without limitation, Section 1.3, Section 7.1 and Section 7.2.

7.
Miscellaneous.

7.1.
Independent Contractor. All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee, principal- agent, joint venture or partnership relationship between Consultant and Client. Consultant will have no right to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to employees of Client. Consultant will not in any way represent Consultant to be an employee, partner, joint venturer or agent of Client.
7.2.
Taxes. Consultant will pay all required taxes on Consultant's income from Client under this Agreement. Consultant shall provide Client with all required tax information, including without limitation, an IRS Form W-9 “Request for Taxpayer Identification Number and Certification.” Failure to provide such information may result in withholding of payments to Consultant.
7.3.
Assignability and Binding Effect. The Consulting Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations under this Agreement. Client shall have the right to assign

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Exhibit 10.2

this Agreement to an affiliated company or in connection with the merger, consolidation, sale or transfer of all or substantially all of the business to which this Agreement relates. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.
7.4.
Notices. Any notices from one party to the other will be in writing and will be given by addressing the same to the other at the address set forth in this Agreement, and in the case of notices to Client shall also be emailed to LegalNotices@senseibio.com. Notices to Client will be marked “CEO”. Notice will be deemed to have been duly given when (a) deposited in the United States mail with proper postage for first class registered or certified mail, return receipt requested, (b) sent by any reputable commercial courier, or (c) delivered personally.
7.5.
Headings. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

7.6.
No Modification. This Agreement may be changed only by a writing signed by authorized representatives of both parties.

7.7.
Severability. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.
7.8.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the Consulting Services, and supersedes all previous written or oral representations, agreements and understandings between the parties relating to the Consulting Services. For the avoidance of doubt, this Agreement does not supersede or modify any surviving representations, agreements and understandings previously entered into by Consultant in Consultant’s capacity as an employee of Client (collectively, the “Existing Agreements”). In the event of a conflict between this Agreement and the terms of the Existing Agreements with respect to Consultant’s post-employment obligations, the Existing Agreements will control.

7.9.
Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.
7.10.
Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

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Exhibit 10.2

Sensei Biotherapeutics, Inc.	Erin Colgan
By: s/John Celebi	By: s/Erin Colgan
Name: John Celebi	Name: Erin Colgan
Title: Chief Executive Officer
Date: April 11, 2024	Date: April 6, 2024

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Exhibit 10.2

EXHIBIT A BUSINESS TERMS EXHIBIT

Independent Contractor Agreement with Sensei Biotherapeutics

1.
Consulting Services:

Consultant will assist Client from time to time with the transition of CFO responsibilities and duties to Client, as directed by the CEO, and provide such other Consulting Services as reasonably requested by Client from time to time.

2.
Compensation:

During the Term, Consultant shall be paid a daily retainer of $1,640 per Business Day. For purposes of this Agreement, “Business Day” means any day other than Saturday, Sunday or any day which is a federal legal holiday in the United States.

3.
Term:

The Term of this Agreement will begin on the Effective Date and automatically terminate on April 30, 2024, unless terminated earlier pursuant to the terms of this Agreement.

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